NEWS United Steelworkers Ratify New Labor Agreement at Cooper Tire Findlay FINDLAY, Ohio, March 21, 2020 – Cooper Tire & Rubber Company (NYSE: CTB) confirmed today that members of United Steelworkers (USW) Local 207L in Findlay, Ohio have ratified a new four-year labor agreement, which covers approximately 800 USW members. According to Brian Brubaker, President of USW Local 207L, “We were able to reach a favorable agreement, and are extremely proud of the USW team in Findlay.” “With much hard work and a thoughtful negotiation process by both the USW and company representatives, we are pleased that Findlay plant employees recognized the value of the new contract. We appreciate our positive relationship with the USW as our great team in Findlay continues to produce great tires,” said Cooper Tire Findlay Plant Manager Jeff Kamm. ### About Cooper Tire & Rubber Company Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire. Contact: Anne Roman 419.429.7189 alroman@coopertire.com